EXHIBIT 10.17
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     American Consumers, Inc. has an unwritten annual bonus plan pursuant to which certain management employees selected by the Compensation Committee of the Board of Directors have the opportunity to earn an annual bonus explicitly related to Company performance.

     Pursuant to the Company's Bonus Plan, a cash bonus may be established each year by the Compensation Committee, in the exercise of its discretion, as a fixed percentage of the Company's pre-tax income for the year then ended. The size of the bonus therefore depends on the percentage established by the Company's Compensation Committee and upon the level of net income before tax achieved by the Company. These decisions are made by the Compensation Committee annually at the same meeting when it determines its recommendations to the Board of Directors concerning management salaries for the upcoming fiscal year. The administration of the annual Bonus Plan, as well as the annual bonus percentages fixed under the plan, are entirely subject to the discretion of the Compensation
Committee on a year by year basis.   Accordingly, in the discretion of the
Compensation Committee, the Bonus Plan for any succeeding fiscal year may be altered or discontinued at any time.


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